                     CONSECO FINANCE CORP. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
              for the years ended December 31, 2000, 1999 and 1998
                              (Dollars in millions)

                                                                       2000             1999              1998
                                                                       ----             ----              ----
Pretax income from operations:
  Net income (loss)...............................................  $ (525.3)           $ 47.9           $(87.3)
  Add income tax expense (benefit)................................    (262.8)            (16.4)            (7.6)
  Add extraordinary charge on extinguishment of debt..............       -                 2.5             11.5
  Add cumulative effect of accounting change......................      45.5               -                -
                                                                    --------         ---------          -------

     Pretax income (loss) from operations.........................    (742.6)             34.0            (83.4)
                                                                    --------           -------          -------

Add fixed charges:
  Interest expense................................................   1,152.4             341.3            213.7
  Portion of rental (a)...........................................       9.4               7.2              5.5
                                                                    --------          --------          -------

     Fixed charges................................................   1,161.8             348.5            219.2
                                                                    --------           -------          -------

     Adjusted earnings............................................  $  419.2            $382.5           $135.8
                                                                    ========            ======           ======

         Ratio of earnings to fixed charges.......................    (b)                 1.10X            (c)
                                                                      ===                 =====            ===




   (a)  Interest portion of rental is estimated to be 33 percent.

   (b) For such ratio, adjusted earnings were $742.6 million less than fixed charges. Adjusted earnings for 2000 included impairment and special charges of $910.0 million as described in greater detail in the notes to the accompanying consolidated financial statements.

   (c) For such ratio, adjusted earnings were $83.4 million less than fixed charges. Adjusted earnings for 1998 included an impairment charge of $549.4 million and nonrecurring charges of $108.0 million related to the merger of the Company with Conseco, Inc.

